Exhibit 10.19
FOXHOLLOW TECHNOLOGIES, INC.
CHANGE OF CONTROL AND SEVERANCE AGREEMENT
     This Change of Control and Severance Agreement (the “Agreement”) is made and entered into effective as of April 9, 2007 (the ‘‘Effective Date”), by and between John B. Simpson, Ph.D., M.D. (the “Employee”) and FoxHollow Technologies, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.
RECITALS
     A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.
     B. The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue Employee’s employment and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     C. In order to provide Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment following a Change of Control.
AGREEMENT
     In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:
     1. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
          (a) “Cause” means (i) any act of personal dishonesty taken by Employee in connection with Employee’s employment of the Company, which is intended to result in personal enrichment of Employee, (ii) Employee’s conviction of, or plea of nolo contendere to, a felony which the Company reasonably believes had or will have a material detrimental effect on the Company’s reputation or business, (iii) any willful act by Employee that constitutes material misconduct and is injurious to the Company, and (iv) continued violations by Employee of Employee’s obligations to the Company, which are demonstrably willful and deliberate on Employee’s part after there has been delivered to Employee a written demand for performance from the Company which describes the basis for the Company’s belief that Employee has not substantially performed such obligations and Employee’s failure to cure such violations to the reasonable satisfaction of the Company within ten (10) business days of Employee’s receipt of such demand. For purposes of this definition, an act or failure to act will be deemed “willful” if effected not in good faith or without reasonable belief that such actions or failure to act was in the best interest of the Company or its successor.
          (b) “Change of Control” will mean the occurrence of any of the following events:
               (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, referred to herein as the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, except that any change in the beneficial ownership of the securities of the Company as a result of a private financing or initial public offering of the Company that is approved by the Board, will not be deemed to be a Change of Control; or
               (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
               (iii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
          (c) “Involuntary Termination” means (i) without Employee’s express written consent, a significant reduction of Employee’s duties, position or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Employee from such position, duties and responsibilities, unless Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) will not constitute an “Involuntary Termination”; (ii) without Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Employee immediately prior to such reduction (other than a similar reduction applicable to similarly situated employees of the Company’s successor); (iii) without Employee’s express written consent, a material reduction by the Company of Employee’s base salary as in effect immediately prior to such reduction (other than a reduction applicable to other similarly situated employees of the Company’s successor); (iv) without Employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced (other than a reduction applicable to other similarly situated employees of the Company’s successor); (v) without Employee’s express written consent, the relocation of Employee to a facility or a location more than fifty (50) miles from Employee’s current location; (vi) any purported termination of Employee other than for “Cause”; or (vii) without Employee’s express written consent, the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.
          (d) “Termination Date” means the effective date of any notice of termination delivered by one party to the other hereunder.
     2. Term of Agreement. This Agreement will terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date, prior to a Change of Control, Employee is no longer employed by the Company.
     3. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.
     4. Acceleration Upon a Change of Control. Upon a Change of Control that occurs while Employee is an employee of the Company (or any parent or subsidiary of the Company), the vesting of all stock options granted by the Company to Employee (“Options”) prior to the Change of Control will partially accelerate such that 50% of the unvested shares subject to the Options will become immediately vested and exercisable as of the date of the Change of Control (to the extent such Options are outstanding and unexercisable at the time of such Change of Control), and 50% of any common stock purchased prior to the Change of Control that is subject to a right of repurchase by the Company that arises in the event Employee’s service to the Company (or its parent or subsidiary companies) is terminated (“Restricted Stock”), will have such right of repurchase lapse with respect to those shares. Each month thereafter, 1/12th of the remaining unvested shares subject the Options will vest and become exercisable, and any Company repurchase rights with respect to 1/12th of any remaining Restricted Stock will lapse, in each case subject to Employee’s continued service with the Company (or its parent or subsidiary companies) through each such date.
     5. Severance Benefits.
          (a) Termination Within Twelve (12) Months Following A Change of Control. If within twelve (12) months following a Change of Control, Employee’s employment with the Company terminates as a result of an Involuntary Termination, and Employee signs and does not revoke the release of claims described in Section 8 hereto, Employee will be entitled to the following severance benefits:
               (i) all Options granted by the Company to Employee prior to the Change of Control will become fully vested and exercisable as of the date of the termination to the extent such Options are outstanding and unexercisable at the time of such termination, and all Restricted Stock that was purchased prior to the Change of Control will have any Company repurchase rights lapse with respect to all of such shares;

               (ii) continuing payments of severance pay for twelve (12) months following the date of such termination at a rate equal to Employee’s base salary rate (as in effect immediately prior to (1) the Change of Control, or (2) Employee’s termination, whichever is greater), less applicable withholding, payable in accordance with the Company’s normal payroll practices; and
               (iii) reimbursement for the same level of Company-paid health (i.e., medical, vision and dental) coverage and benefits as in effect for Employee and Employee’s eligible dependents on the day immediately preceding Employee’s Termination Date; provided, however, that (i) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(l) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Employee timely and properly elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will continue to reimburse Employee for such health coverage until the earlier of (i) the date Employee (and/or Employee’s eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) six (6) months from the Termination Date.
          (b) Voluntary Resignation or Termination for Cause within Twelve (12) Months Following a Change of Control. ·If within twelve (12) months following a Change of Control, Employee’s employment with the Company terminates either (i) voluntarily by Employee (other than as a result of an Involuntary Termination), or (ii) for Cause by the Company, then Employee will not be entitled to receive severance or other benefits except for those, if any, as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (c) Termination Prior to a Change of Control or After Twelve (12) Months Following a Change of Control. In the event Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (l2)-month period following a Change of Control, then Employee will be entitled to receive severance and any other benefits, if any, as may then be established under the Company’s existing written severance and benefits plans and practices, if any, or pursuant to any other written agreements with the Company.
          (d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company will pay Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company will pay Employee all of Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company will reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the Termination Date. These payments will be made promptly upon termination and within the period of time mandated by law.
     6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code or any similar successor provision of Section 280G, and (ii) but for this Section would be subject to the excise tax imposed by Section

4999 of the Code or any similar successor provision of Section 4999 (the “Excise Tax”), then Employee’s benefits under this Agreement will be either:
          (a) delivered in full, or
          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
     Unless the Company and Employee otherwise agree in writing, any determination as to whether a reduction is required under this Agreement and the amount of such reduction will be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
     7. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the Company’s obligations under this Agreement and expressly agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. Without the written consent of the Company, Employee will not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Execution of Release Agreement upon Termination. As a condition of entering into this Agreement and receiving the benefits described under Section 5, Employee agrees to execute and not revoke a general release of claims upon the termination of employment with the Company.

     9. Notices.
          (a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices will be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Secretary.
          (b) Notice of Termination. Any termination by the Company for Cause or by Employee as a result of a voluntary resignation or Involuntary Termination will be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the Termination Date (which will be not more than thirty (30) days after the giving of such notice).
     10. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.
          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Integration. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements referenced herein (to the extent not amended hereby) represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or any restricted stock purchase agreement, provided, that, for clarification purposes, this Agreement will not affect any agreements between the Company and Employee regarding intellectual property matters or confidential information of the Company. No future agreements between the Company and Employee relating to Options or Restricted Stock (whether currently outstanding or granted after the date of this Agreement) may supersede this Agreement, unless they are in writing and specifically mention this Section 10(c).
          (d) Choice of Law. The internal substantive laws, but not the conflicts of law rules, of the State of California, will govern the validity, interpretation, construction and performance of this Agreement.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
          (f) Withholding Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	FOXHOLLOW TECHNOLOGIES, INC.

/s/ Mark Meltzer, VP, General Counsel

EMPLOYEE:	/s/ John B. Simpson John B. Simpson, Ph.D., M.D.